March 11, 2008

Board of Directors

Cagle’s, Inc.

Dear Board Members:

This letter is to give notice that my sons and I and Cagle Family Holdings, LLC, are withdrawing our offer, conveyed in our letter to you dated November 9, 2007, to acquire the shares of Cagle’s, Inc. which are not owned by our group.  The principal reason for the withdrawal of our offer is the deterioration of credit markets.

Very truly yours,

/s/ James Douglas Cagle

______________________________

James Douglas Cagle on behalf

of the Cagle Family Group